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Emerging Markets Growth Fund, Inc.

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[Overview of proposals and Q&A for relationship managers]

OVERVIEW OF THE PROPOSALS

The proposals being recommended by the Board of Directors are part of continuing efforts intended to modernize the Fund’s structure, reduce costs and streamline operations, and position the Fund for future growth.

Proposal 1

Elect Six Directors

You are being asked to elect members of a new board of directors for the Fund. The current Board has nominated a slate of six individuals to stand for election. These nominees currently serve on an existing board that oversees a number of mutual funds advised by affiliates of the Fund’s investment adviser, Capital International, Inc. (the “Adviser”), including another fund investing primarily in emerging markets. The intent of this proposal is to position the Fund for future growth and align the Fund’s oversight structure with other funds under an existing board that provides relevant experience, as well as to reduce administrative costs to the Fund.

Proposal 2

Approve the Amended and Restated Articles of Incorporation

You are being asked to approve the Fund’s proposed amended and restated Articles of Incorporation (its “Charter”). The Board believes that it is in the best interests of shareholders to modernize the existing Charter, which dates back to the Fund’s inception in 1986. The proposed changes are intended to make the administration of the Fund more efficient and cost-effective going forward, provide more flexibility for the operation of the Fund, and enhance consistency across other funds managed by affiliated investment advisers. Shareholders will vote on certain significant changes to the Fund’s proposed Charter separately. These changes are related to the series and class structure of the Fund, the vote required for certain extraordinary actions by shareholders, and shareholder meeting quorum requirements. These changes are set forth as sub-proposals 2A, 2B and 2C. The remaining changes will be voted on as one sub-proposal, and include certain changes related to shareholder redemption procedures, and Director indemnification, as well as other minor changes for the purpose of modernizing and clarifying the language in the Charter. These changes are summarized in sub-proposal 2D.

Adoption of the amended and restated Charter will not alter the Directors’ existing fiduciary obligations to act with due care and in the best interests of the shareholders, nor will the Fund’s current investments, investment objectives or policies change by virtue of the adoption of the amended and restated Charter.

Proposal 3

Approve an amendment to the Investment Advisory and Service Agreement

You are being asked to approve an amendment to the Investment Advisory and Service Agreement with the Adviser that provides for calculation of the Fund’s investment advisory service fee on a daily basis, as opposed to a weekly basis. Mutual fund advisory fees are typically calculated on days that a fund calculates its net asset value. Between 1999 and 2014, the Fund calculated its net asset value (and therefore, its advisory service fee) on a weekly basis as an open-end interval fund. In 2014, the Fund converted to a daily-valued fund. Amending the Investment Advisory Service Agreement to provide for calculation of the advisory service fee on a daily basis will align the frequency of this calculation with the frequency of the Fund’s daily net asset value calculation. This change is expected to result in more precise advisory service fees because the calculation will reflect daily changes in the Fund’s net asset value, and is consistent with the practices of other daily valued mutual funds.

Approval of the amendment to the Investment Advisory Service Agreement would not change the Fund’s fee schedule, nor would it change how frequently the Fund compensates the Adviser, which will continue to occur on a monthly basis.

Q&A

Proposal 1 – Elect a new slate of directors

Question 1: Why is the Board proposing a new slate of directors?

1)	Consistency. Given the Fund’s evolution from a closed end mutual fund in 1986 to a daily valued mutual fund today, there is no longer a compelling reason to have a specialized board structure that differs from other Capital-managed US mutual funds (e.g., one board dedicated to one fund, with shareholder representatives on the board), versus leveraging an existing board that oversees 10 other funds, including Capital Group Emerging Markets Total Opportunities, a fund that invests primarily in emerging markets.

2)	Relevant experience.
a.	Grouping the Fund with another emerging markets mutual fund under the supervision of the same board is expected to streamline oversight and bring a consistent and experienced perspective related to emerging markets issues.
b.	In addition, the proposed board of directors has experience in areas that are increasingly relevant to the Fund in light of its operation as a daily valued mutual fund, such as positioning the Fund to grow in the future and expanding distribution to defined contribution retirement plans.

3)	Administrative costs.
a.	A smaller board and shared expenses by multiple funds are expected to result in decreased administrative costs for the Fund.
b.	The proposed board has fewer outside directors than the current board, so the Fund would pay compensation and travel expenses for 5 directors instead of the current 7.
c.	Because the Fund would be served by a board that oversees a number of other affiliated mutual funds, these expenses would be shared across 10 funds, instead of being borne solely by the Fund.

There are no changes anticipated to the Fund’s investments, investment objective or policies or the portfolio management team as a result of the board change.

Question 2: Shareholder representatives make up a majority of the current independent board members. This aligns their interests with ours. Will the replacement board include shareholder representatives? If not, why?

The new board was not drawn from shareholder representatives. Instead, the fund will be “clustered” under an existing board with other funds managed at Capital, including Capital Group Emerging Markets Total Opportunities, a fund that invests primarily in emerging markets.

Given that emerging markets investing has become well established, and that changes to EMGF’s structure have been made over time, there is no longer a compelling reason to have a Board that differs in structure and process from the boards of other Capital-advised funds.

Other issues are increasingly relevant for EMGF, such as positioning the fund to grow in the future and the expanded distribution to defined contribution retirement plans, for example. The new board brings experience with regard to those issues.

The size of the fund has decreased in recent years; a corresponding reduction in the size of the board (and thus, costs to the fund) is appropriate, which this “clustering” is expected to achieve.

History of fund: The fund started in 1986 with 10 institutional investors (who also served on the board) as the first mutual fund investing in emerging markets. It was originally organized as a closed-end management investment company, principally due to concerns about the liquidity of the Fund’s investments in emerging markets. As emerging markets investing matured, the Fund made changes to its structure to provide more liquidity to its shareholders, including fully converting to an open-end, daily valued fund in 2014. The Board oversight changes are consistent with and will help facilitate the continuing evolution of the fund.

Question 3: Is this proposal related to the fund’s recent investment results or portfolio manager changes?

No. The evolution in board oversight reflects the evolution in EMGF’s structure.

Question 4: Are you going to make EMGF a retail American Fund?

No. At this time there are no plans to add EMGF to the American Funds lineup of mutual funds.  However, because we are targeting defined contribution retirement plans as an area for growth, we expect to utilize certain shared back office functions for efficiency. In addition, the Fund generally still maintains a $100,000 minimum account size.

Proposal 2 - Amend and restate EMGF’s charter

Question 1: Why are you amending and restating the charter?

EMGF was the first mutual fund to invest in emerging markets and was established as a closed end fund in 1986. Its charter dates back 30 years, with limited amendments approved in 1997 to accommodate the Fund’s conversion from a closed-end fund to an open-end interval fund.

a.	It is time to modernize the charter and make it more consistent with the charters of other mutual funds managed by Capital.
b.	The changes are intended to make the administration of the Fund more efficient and cost-effective and provide more flexibility for the operation of the Fund.
c.	A primary change is to give the board the authority to establish new series and share classes without shareholder approval. Given EMGF’s continuing evolution, including its conversion to an open-end, daily valued mutual fund in 2014, we believe it’s important to provide the Fund the flexibility to manage future distribution needs and respond to the changing regulatory environment (such as in connection with the U.S. Department of Labor’s Fiduciary Rule).
d.	The provisions in the new charter are commonly found in modern charters of investment companies organized as Maryland corporations.

Question 2: What are the main changes? Do they affect shareholders?

The main changes are:

a.	Establish new series and share classes - to give the board the authority to establish new series and share classes without shareholder approval. The board would only be able to use authorized but unissued shares of capital stock to establish those series and share classes
b.	Vote required - to reduce the shareholder vote required to approve any Charter amendment or extraordinary action requiring shareholder approval from the Maryland statutory default, which is generally 2/3 of votes entitled to be cast on a matter, to a majority of votes entitled to be cast on a matter
c.	Quorum - to decrease the quorum requirement for a shareholder meeting from a majority of votes entitled to be cast to one-third of the votes entitled to be cast at a meeting

Shareholders will be able to vote separately on these main changes to the charter.

These are standard provisions found in the charter of most modern investment companies that are organized as Maryland corporations, and are intended to provide flexibility and reduce costs to EMGF.

What will not change:

a.	the requirement that the Fund, the Adviser and the Directors operate in accordance with all applicable laws and fiduciary standards
b.	the Directors’ existing fiduciary obligations to act with due care and in the best interests of the shareholders
c.	the Fund’s current investments, investment objectives or policies

Proposal 3 - Approve an amendment to the Investment Advisory and Service Agreement

Question 1: What does the agreement cover and why are you amending it?

This Agreement is between EMGF and its adviser, Capital International, Inc. It covers the key services provided by the adviser to the fund, most importantly, the investment advisory services and related fees.

The amendment will change the frequency with which the advisory fee is calculated from weekly to daily.

a.	Currently, the advisory fee is calculated on a weekly basis, which matched the Fund’s NAV calculation in its previous structure as an interval fund.
b.	However, since EMGF is now a daily valued fund, a daily calculation of advisory fees is expected to more precisely reflect the fees over time because the calculation will reflect changes in the Fund’s net asset value on a daily, rather than weekly, basis.
c.	This is the standard calculation frequency for daily valued mutual funds.

The amendment does not change the Fund’s advisory fee schedule nor how frequently the Fund compensates the Adviser, which will continue to be on a monthly basis.